EXHIBIT (c)(xii)

Queensland State Accounts March Quarter 2010.

Queensland State Accounts

March Quarter 2010

Queensland Government

Office of Economic and Statistical Research

For further information

Office of Economic and Statistical Research

Level 8

33 Charlotte Street

Brisbane Q 4000

Telephone: (07) 3224 5326

Facsimile: (07) 3227 7437

E-mail qsa@treasury.qld.gov.au

Websites

www.oesr.qld.gov.au/releases/qsa

or

www.treasury.qld.gov.au

© The State of Queensland (Queensland Treasury) 2010

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To attribute this work cite Queensland State Accounts, Office of Economic and Statistical Research, Queensland Treasury

Queensland State Accounts, March Quarter 2010

Chart 1: Gross State Product

(quarterly % change, CVM, trend)

TABLE I

Percentage change in Gross State/Domestic Product

Chain volume measures (2007-08 prices)

	Queensland (a)	Rest of Australia (a)	Australia (b)
TREND
Dec qtr 09 to Mar qtr 10	0.9	0.6	0.6
Mar qtr 09 to Mar qtr 10	2.6	2.7	2.7
ORIGINAL
Year-average (c)	1.6	1.8	1.7

(a)	Source: OESR Queensland State Accounts
(b)	Source: ABS 5206.0
(c)	Reference quarter and the three preceding quarters compared with the same period a year earlier

March Quarter 2010 - Key Points

Quarterly Results

•

Queensland gross state product (GSP) rose 0.9 per cent in March quarter 2010, following a revised increase of 0.6 per cent in December quarter 2009. In comparison, gross Rest of Australia product increased by 0.6 per cent in March quarter 2010.

•

Gross state expenditure (a measure of domestic demand) increased 0.7 per cent in the March quarter, following an increase of 0.8 per cent in the December quarter. Gross state expenditure contributed 0.8 percentage point to Queensland GSP growth in the March quarter.

•	In contrast, the trade sector made no contribution to economic growth in the March quarter. Both imports of goods and services and exports of goods and services fell 0.2 per cent.

Chart 2: Contributions to Growth, Queensland

(quarterly % point contribution, CVM, trend)

Annual Results

•

In real trend terms, GSP rose by 2.6 per cent over the year to March quarter 2010 following growth of 2.0 per cent over the year to December quarter 2009. In comparison, gross Rest of Australia product grew by 2.7 per cent over the year to March quarter 2010.

•

Gross state expenditure increased 1.4 per cent over the year to the March quarter. As a result, gross state expenditure contributed 1.5 percentage points to Queensland’s economic growth. The increase in domestic demand was mainly driven by higher household consumption and the change in inventories, contributing 0.5 and 0.4 percentage point respectively to Queensland GSP.

•

Net exports contributed 1.7 percentage points to Queensland GSP growth over the year to the March quarter. A 7.0 per cent increase in exports of goods and services more than offset imports growth of 1.4 per cent.

Chart 3: Contributions to Growth, Queensland

(annual % point contribution, CVM, trend)

Queensland State Accounts, March Quarter 2010

Expenditure on GSP - Main Features

Household Final Consumption Expenditure

Quarterly Results (Trend, CVM)

•	Household final consumption expenditure in Queensland increased 0.9 per cent in real trend terms in March quarter 2010, contributing 0.5 percentage point to GSP growth.

•

Growth in the quarter was driven by increased expenditure on insurance and other financial services, rent and other dwelling services, as well as recreation and culture. This more than offset lower expenditure on operation of vehicles, health and electricity, gas and other fuel.

•	Household consumption in the Rest of Australia recorded growth of 0.6 per cent and contributed 0.3 percentage point to the Rest of Australia growth in the March quarter.

Chart 4: Household Final Consumption Expenditure

(quarterly % change, CVM, trend)

Annual Results (Trend, CVM)

•	Queensland recorded household consumption growth of 2.3 per cent over the year to the March quarter, contributing 1.2 percentage points to annual growth in GSP.

•	For the Rest of Australia, household consumption rose 2.9 per cent over the year to the March quarter, following growth of 3.0 per cent over the year to the December quarter.

Dwelling Investment

Quarterly Results (Trend, CVM)

•	Queensland dwelling investment increased 3.6 per cent in March quarter 2010, following a 3.8 per cent increase in December quarter 2009.

•	The increase in dwelling investment was driven by a 7.6 per cent rise in alterations and additions investment, offsetting a 0.4 per cent decline in new dwelling investment.

•	Dwelling investment in the Rest of Australia increased 1.2 per cent in the March quarter, following an increase of 1.6 per cent in the previous quarter.

Chart 5: Dwelling Investment

(quarterly % change, CVM, trend)

Annual Results (Trend, CVM)

•

Queensland dwelling investment increased 7.3 per cent over the year to March quarter 2010, a turnaround from the 7.2 per cent decline over the year to December quarter 2009. Dwelling investment contributed 0.5 percentage point to annual GSP growth in March quarter 2010. The increase in dwelling investment over the year to the March quarter follows five consecutive annual declines.

•	The annual increase was driven by a 24.2 per cent rise in alterations and additions offsetting the 6.4 per cent fall in new dwellings.

•	Dwelling investment in the Rest of Australia increased 3.6 per cent over the year to the March quarter, following an increase of 1.2 per cent over the year to the December quarter.

Queensland State Accounts, March Quarter 2010

Business Investment

Quarterly Results (Trend, CVM)

•	Queensland business investment (comprised of non-dwelling construction and machinery and equipment) declined 6.4 per cent in March quarter 2010 and detracted 0.9 percentage point from GSP growth.

•	The decline in business investment was driven by declines in both machinery and equipment investment (-10.0 per cent) and non-dwelling construction investment (-3.0 per cent).

•

Rest of Australia business investment increased 1.0 per cent in the March quarter, driven by higher investment in machinery and equipment (3.3 per cent) more than offsetting lower investment in non-dwelling construction (-1.8 per cent).

Chart 6: Business Investment1

(quarterly % change, CVM, trend)

Annual Results (Trend, CVM)

•	Queensland business investment fell 22.5 per cent over the year to March quarter 2010, following an annual decline of 19.8 per cent in December quarter 2009.

•

A 29.9 per cent fall in machinery and equipment investment and a 14.6 per cent decline in non-dwelling construction investment resulted in business investment detracting 4.0 percentage points from Queensland growth over the year to March quarter 2010.

•	Business investment in the Rest of Australia increased 2.3 per cent over the year to March quarter 2010, following an annual decline of 0.8 per cent over the year to December quarter 2009.

[1]

Tarong Energy completed the acquisition of the remaining 50 per cent of Tarong North Power Station not already owned and this transaction has been excluded from the underlying trend in December quarter 2009.

Public Final Demand

Quarterly Results (Trend, CVM)

•

Queensland public final demand (comprised of general government final consumption and investment and public corporations investment), increased 2.1 per cent in March quarter 2010, following an increase of 2.2 per cent in the previous quarter. As a result, public final demand contributed 0.6 percentage point to GSP growth in the March quarter.

•

The increase in public final demand was driven by higher general government consumption and investment, which offset a small decline in public corporations investment. General government consumption and investment rose 1.3 and 6.8 per cent respectively in the March quarter. In contrast, public corporations investment declined[2] 1.7 per cent.

•	Public final demand in the Rest of Australia increased 2.9 per cent in the March quarter, following 4.0 per cent growth in the previous quarter.

Chart 7: Public Final Demand3

(quarterly % change, CVM, trend)

Annual Results (Trend, CVM)

•	Queensland public final demand rose 6.8 per cent over the year to March quarter 2010, following annual growth of 4.3 per cent over the year to December quarter 2009.

•	The increase in public final demand was driven by higher general government consumption (4.0 per cent) and general government investment (24.1 per cent).

•	Public final demand in the Rest of Australia rose 12.3 per cent over the year to March quarter 2010, following growth of 8.7 per cent over the year to December quarter 2009.

[2]

Tarong Energy completed the acquisition of the remaining 50 per cent of Tarong North Power Station not already owned and this transaction has been excluded from the underlying trend in December quarter 2009.

[3]	Quarterly growth estimates for Rest of Australia in March quarter 2007 are affected by a trend break resulting from the privatisation of Telstra.

Queensland State Accounts, March Quarter 2010

Exports of Goods and Services

Quarterly (Trend, CVM)

•	Queensland exports of goods and services fell 0.2 per cent in March quarter 2010, with falls in both interstate exports (-0.3 per cent) and overseas exports (-0.2 per cent).

•	The decline in overseas exports of goods and services was driven by a fall in exports of services (-1.4 per cent), which more than offset the 0.1 per cent growth in exports of goods.

•	The decline in interstate exports of goods and services was driven by falls in interstate exports of goods (1.1 per cent) which more than offset higher exports of services (2.7 per cent).

•	Rest of Australia recorded a decrease of 0.8 per cent in aggregate exports of goods and services, driven by lower interstate exports (-6.1 per cent) offsetting higher overseas exports (0.3 per cent).

Chart 8: Exports of Goods and Services

(quarterly % change, CVM, trend)

Annual (Trend, CVM)

•	In annual terms, Queensland exports of goods and services increased 7.0 per cent over the year to March quarter 2010, contributing 2.2 percentage points to annual growth in GSP.

•	The increase in aggregate exports of goods and services was driven by higher interstate exports (19.7 per cent) and to a lesser extent overseas exports (0.9 per cent).

•	In comparison, exports of goods and services in the Rest of Australia increased 0.1 per cent over the year to March quarter 2010, following an annual fall of 0.6 per cent in December quarter 2009.

Imports of Goods and Services

Quarterly Results (Trend, CVM)

•	Imports of goods and services fell 0.2 per cent in March quarter 2010 with lower interstate imports (-6.1 per cent) more than offsetting a 5.3 per cent rise in overseas imports.

•	The decline in interstate imports was driven by lower imports of goods (-6.9 per cent), which more than offset higher imports of services interstate (2.0 per cent).

•	Within aggregate overseas imports, overseas goods imports rose 5.3 per cent and overseas services imports were higher by 5.2 per cent in the March quarter.

•	In comparison, imports of goods and services into the Rest of Australia recorded growth of 4.1 per cent, following growth of 5.1 per cent in December quarter 2009.

Chart 9: Imports of Goods and Services

(quarterly % change, CVM, trend)

Annual Results (Trend, CVM)

•

In annual terms, Queensland imports of goods and services increased 1.4 per cent over the year to March quarter 2010, following four consecutive annual declines, resulting in imports detracting 0.5 percentage point from annual GSP growth.

•	Overseas imports increased 13.8 per cent and more than offset a 10.5 per cent fall in interstate imports over the year to March quarter 2010.

•

In comparison, Rest of Australia imports of goods and services increased 15.0 per cent over the year to March quarter 2010, with increases in both overseas imports (14.5 per cent) and interstate imports (19.7 per cent).

Queensland State Accounts, March Quarter 2010

Summary Tables

Table II

Changes and Contribution to Growth, Quarterly, Trend, Chain Volume Measures (a)
	Queensland		Rest of Australia (b)
	Quarterly % change Dec-09 to Mar-10	% point contribution to growth in GSP Dec-09 to Mar-10	Quarterly % change Dec-09 to Mar-10	% point contribution to growth in GSP Dec-09 to Mar-10
Household consumption	0.9	0.5	0.6	0.3

Private investment	-2.5	-0.6	1.0	0.2
Dwelling investment	3.6	0.3	1.2	0.1
Business investment	-6.4	-0.9	1.0	0.1

Public final demand	2.1	0.6	2.9	0.7
General government consumption	1.3	0.2	1.1	0.2
Public corporations investment	-1.7	-0.1	3.7	0.1
General government investment	6.8	0.4	11.0	0.4

Changes in inventories	n.a.	0.4	n.a.	0.1

Gross state expenditure	0.7	0.8	1.6	1.7

Exports of goods and services	-0.2	-0.1	-0.8	-0.2
Overseas	-0.2	0.0	0.3	0.1
Interstate	-0.3	0.0	-6.1	-0.2

less Imports of goods and services	-0.2	-0.1	4.1	1.0
Overseas	5.3	1.0	4.6	1.0
Interstate	-6.1	-1.0	-0.3	0.0

Gross state product	0.9	0.9	0.6	0.6

n.a.	not applicable
(a)	Chain volume measure reference year 2007-08.
(b)	Due to the ABS methodology of estimating trend estimates in aggregate, rather than as the sum of the trend estimates of their components, the Rest of Australia contributions to growth are not additive.

With respect to the real trend quarterly changes and contributions to growth in the March quarter 2010:

•	Household final consumption expenditure in Queensland increased 0.9 per cent and contributed 0.5 percentage point to overall growth.

•

Dwelling investment increased 3.6 per cent and contributed 0.3 percentage point to GSP growth, while business investment[4] (comprised of non-dwelling construction, and machinery and equipment) declined 6.4 per cent and detracted 0.9 percentage point from GSP growth.

•	Public final demand (comprised of general government consumption and investment, and public corporations investment) increased 2.1 per cent.

•	Both exports of goods and services and imports of goods and services contributed 0.1 percentage point respectively to GSP growth.

[4]

Tarong Energy completed the acquisition of the remaining 50 per cent of Tarong North Power Station not already owned and this transaction has been excluded from the underlying trend in December quarter 2009.

Table III

Changes and Contribution to Growth, Annual, Trend, Chain Volume Measures (a)
	Queensland		Rest of Australia (b)
	Annual % change Mar-09 to Mar-10	% point contribution to growth in GSP Mar-09 to Mar-10	Annual % change Mar-09 to Mar-10	% point contribution to growth in GSP Mar-09 to Mar-10
Household consumption	2.3	1.2	2.9	1.6

Private investment	-10.6	-3.0	3.4	0.8
Dwelling investment	7.3	0.5	3.6	0.2
Business investment	-22.5	-4.0	2.3	0.3

Public final demand	6.8	1.7	12.3	2.7
General government consumption	4.0	0.7	5.0	0.9
Public corporations investment	-4.6	-0.2	22.8	0.4
General government investment	24.1	1.2	52.9	1.4

Changes in inventories	n.a.	1.5	n.a.	1.2

Gross state expenditure	1.4	1.5	6.6	6.6

Exports of goods and services	7.0	2.2	0.1	0.0
Overseas	0.9	0.2	2.4	0.5
Interstate	19.7	2.0	-10.5	-0.4

less Imports of goods and services	1.4	0.5	15.0	3.5
Overseas	13.8	2.4	14.5	3.0
Interstate	-10.5	-1.9	19.7	0.5

Gross state product	2.6	2.6	2.7	2.7

n.a.	not applicable
(a)	Chain volume measure reference year 2007-08.
(b)	Due to the ABS methodology of estimating trend estimates in aggregate, rather than as the sum of the trend estimates of their components, the Rest of Australia contributions to growth are not additive.

With respect to the real trend annual changes and contributions to growth for Queensland over the year to March quarter 2010:

•	Household final consumption expenditure increased 2.3 per cent and contributed 1.2 percentage points to annual GSP growth.

•	Dwelling investment in Queensland increased 7.3 per cent, resulting in a 0.5 percentage point contribution to overall growth.

•	Business investment (comprised of non-dwelling construction, and machinery and equipment) fell 22.5 per cent and detracted 4.0 percentage points from Queensland annual GSP growth.

•

Public final demand (comprised of general government consumption and investment, and public corporations investment) increased 6.8 per cent, resulting in a 1.7 percentage point contribution to overall growth.

•

Net exports contributed 1.7 percentage points to Queensland annual economic growth. A 2.2 percentage point contribution by exports was partially offset by a 0.5 percentage point detraction from imports.

Queensland State Accounts, March Quarter 2010

Table IV

Changes and Contribution to Growth, Quarterly, Trend, Current Prices[5]
	Queensland		Rest of Australia (a)
	Quarterly % change Dec-09 to Mar-10	% point contribution to growth in GSP Dec-09 to Mar-10	Quarterly % change Dec-09 to Mar-10	% point contribution to growth in GSP Dec-09 to Mar-10
Compensation of employees	1.1	0.5	1.0	0.5
Gross operating surplus and mixed income	2.6	1.1	3.1	1.3
Gross state product at factor cost	1.8	1.6	2.1	1.8
Taxes less subsidies on production and imports	1.7	0.2	2.0	0.2
Gross state product	1.9	1.9	2.1	2.1

Household consumption	1.6	0.9	1.6	-0.2

Private investment	-2.9	-0.7	1.3	0.3
Dwelling investment	3.9	0.3	2.1	0.1
Business investment	-7.3	-1.0	0.3	0.0

Public final demand	2.2	0.6	3.3	0.8
General government consumption	1.7	0.3	2.3	0.4
Public corporations investment	-2.9	-0.1	5.2	0.1
General government investment	6.4	0.3	8.1	0.3

Changes in inventories	n.a.	0.2	n.a.	0.3

Gross state expenditure	0.9	0.9	2.3	2.4

Exports of goods and services	0.4	0.1	0.1	0.0
Overseas	0.5	0.1	1.9	0.3
Interstate	0.2	0.0	-8.1	-0.3

less Imports of goods and services	-1.9	-0.6	2.1	0.5
Overseas	3.9	0.7	2.3	0.5
Interstate	-8.1	-1.3	0.2	0.0

Gross state product	1.9	1.9	2.1	2.1

n.a.	not applicable
(a)	Due to the ABS methodology of estimating trend estimates in aggregate, rather than as the sum of the trend estimates of their components, the Rest of Australia contributions to growth are not additive.

With respect to the current price trend quarterly changes and contributions to growth in March quarter 2010:

•	Compensation of employees increased 1.1 per cent in Queensland, just above growth of 1.0 per cent for the Rest of Australia.

•	Gross operating surplus and mixed income increased 2.6 per cent in Queensland compared with an increase of 3.1 per cent in the Rest of Australia.

•	Household final consumption increased 1.6 per cent and contributed 0.9 percentage point to nominal GSP growth.

•

In current price terms, Queensland exports of goods and services overseas increased by 0.4 per cent in the quarter, with rising prices (0.6 per cent) offsetting a 0.2 per cent decline in export volumes. Imports of goods and services overseas decreased 1.9 per cent in the March quarter, driven by both declining prices (-1.7 per cent) and declining import volumes (-0.2 per cent).

[5]

Tarong Energy completed the acquisition of the remaining 50 per cent of Tarong North Power Station not already owned and this transaction has been excluded from the underlying trend in December quarter 2009.

Table V

Changes and Contribution to Growth, Annual, Trend, Current Prices
	Queensland		Rest of Australia (a)
	Annual % change Mar-09 to Mar-10	% point contribution to growth in GSP Mar-09 to Mar-10	Annual % change Mar-09 to Mar-10	% point contribution to growth in GSP Mar-09 to Mar-10
Compensation of employees	1.9	0.9	1.7	0.9
Gross operating surplus and mixed income	-5.9	-2.7	8.9	3.6
Gross state product at factor cost	-2.0	-1.8	5.1	4.5
Taxes less subsidies on production and imports	6.8	0.6	6.0	0.6
Gross state product	-0.9	-0.9	5.3	5.3

Household consumption	5.5	2.7	5.5	-0.7

Private investment	-13.1	-3.4	3.0	0.7
Dwelling investment	7.6	0.5	6.7	0.3
Business investment	-26.5	-4.4	-1.8	-0.2

Public final demand	5.8	1.4	12.0	2.6
General government consumption	6.1	1.0	9.1	1.6
Public corporations investment	-13.6	-0.4	19.6	0.3
General government investment	17.7	0.9	26.5	0.7

Changes in inventories	n.a.	1.0	n.a.	1.3

Gross state expenditure	1.7	1.7	8.2	8.3

Exports of goods and services	-14.8	-5.5	-12.8	-3.3
Overseas	-26.1	-7.1	-11.7	-2.5
Interstate	17.2	1.7	-17.9	-0.8

less Imports of goods and services	-9.5	-3.3	-2.3	-0.6
Overseas	-1.1	-0.2	-4.4	-1.0
Interstate	-17.9	-3.1	17.2	0.4

Gross state product	-0.9	-0.9	5.3	5.3

n.a.	not applicable
(a)	Due to the ABS methodology of estimating trend estimates in aggregate, rather than as the sum of the trend estimates of their components, the Rest of Australia contributions to growth are not additive.

With respect to the current price annual changes and contributions to growth over the year to March quarter 2010:

•	Compensation of employees increased 1.9 per cent in Queensland and contributed 0.9 percentage point to annual nominal GSP growth.

•

Queensland gross operating surplus and mixed income declined 5.9 per cent, in contrast to the 8.9 per cent rise for the Rest of Australia. This largely reflects a decline in mining gross operating surplus of 29 per cent (in original terms) due to a substantial decline in coal export prices from their exceptional high levels in March quarter 2009.

•

Queensland exports of goods and services overseas declined 14.8 per cent in annual terms, with a 7.0 per cent rise in export volumes more than offset by a 20.4 per cent decline in the price of exports. This decline was largely due to a 51 per cent decline in coal export prices.

•	Queensland imports of goods and services fell 9.5 per cent, with a moderate rise in import volumes (1.4 per cent) more than offset by declining import prices (-10.8 per cent).

Queensland State Accounts, March Quarter 2010

Queensland State Accounts - Tables

Table	Domestic Production Accounts – Queensland	Page

1	Chain volume measures, trend, $m	14
2	Chain volume measures, trend, quarterly % change	16
3	Chain volume measures, trend, quarterly contribution to growth, % point	18
4	Chain volume measures, trend, annual % change	20
5	Chain volume measures, trend, annual contribution to growth, % point	22
Additional tables available on the Internet URL: http://www.oesr.qld.gov.au/releases/qsatables
Table	Domestic Production Accounts – Queensland

6	Seasonally adjusted, chain volume measures, $m
7	Seasonally adjusted, chain volume measures, quarterly % change
8	Seasonally adjusted, chain volume measures, annual % change
9	Original, chain volume measures, $m
10	Original, chain volume measures, annual % change
11	Trend, current prices, $m
12	Trend, current prices, quarterly % change
13	Trend, current prices, quarterly contribution to growth, % point
14	Seasonally adjusted, current prices, $m
15	Seasonally adjusted, current prices, quarterly % change
16	Seasonally adjusted, current prices, quarterly contribution to growth, % point
17	Original, current prices, $m
18	Original, current prices, annual % change
19	Trend, implicit price deflators, 2007-08 = 100
20	Original, implicit price deflators, 2007-08 = 100

Table	Domestic Production Accounts - Rest of Australia

21	Trend, chain volume measures, $m
22	Trend, chain volume measures, quarterly % change
23	Seasonally adjusted, chain volume measures, $m
24	Original, chain volume measures, $m
25	Trend, current prices, $m
26	Original, current prices, $m
27	Trend, implicit price deflators, 2007-08 = 100

DOMESTIC PRODUCTION ACCOUNT - QUEENSLAND	TABLE 1
(Trend, chain volume measure (a) , $m)

	Levels
	2006-07		2007-08				2008-09				2009-10
	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar

Final consumption expenditure	37,073	37,621	38,187	38,626	38,948	39,155	39,315	39,450	39,474	39,539	39,791	40,147	40,539

Households	28,437	28,914	29,356	29,642	29,810	29,887	29,935	30,010	30,030	30,069	30,217	30,445	30,714

General government	8,636	8,707	8,830	8,984	9,139	9,268	9,380	9,440	9,444	9,470	9,575	9,702	9,826
National	2,779	2,813	2,839	2,865	2,891	2,918	2,927	2,913	2,875	2,871	2,930	3,007	3,083
State and local	5,856	5,894	5,992	6,119	6,248	6,350	6,453	6,526	6,568	6,599	6,645	6,694	6,743

Private gross fixed capital formation (b)	14,966	15,365	15,481	15,630	16,236	16,902	17,063	16,636	15,908	15,307	14,935	14,585	14,219

Dwellings	4,803	4,720	4,561	4,525	4,734	4,922	4,826	4,408	3,951	3,791	3,941	4,092	4,238
New and used	2,579	2,537	2,482	2,508	2,670	2,774	2,690	2,439	2,188	2,075	2,074	2,058	2,049
Alterations and additions	2,223	2,182	2,079	2,017	2,064	2,148	2,136	1,969	1,763	1,715	1,866	2,034	2,189

Business Investment (b)	8,063	8,450	8,698	8,921	9,386	9,978	10,354	10,406	10,078	9,510	8,892	8,346	7,811
Non-dwelling construction (b)	3,865	3,961	3,989	4,055	4,288	4,623	4,865	4,984	4,906	4,701	4,484	4,319	4,189
Machinery and equipment (b)	4,198	4,490	4,709	4,866	5,098	5,355	5,489	5,421	5,172	4,808	4,408	4,027	3,623

Livestock and orchards	179	178	180	183	189	196	202	207	210	214	219	224	229
Intellectual property products	774	799	815	836	861	884	896	896	901	934	981	1,025	1,061
Ownership transfer costs	1,147	1,218	1,225	1,165	1,067	923	785	720	769	859	902	898	880

Public gross fixed capital formation (b)	3,999	4,309	4,435	4,467	4,625	4,992	5,119	5,093	5,045	5,087	5,259	5,454	5,652

Public corporations (b)	1,740	1,961	2,041	2,003	1,989	2,153	2,201	2,159	2,118	2,082	2,075	2,056	2,021
Commonwealth (b)	94	53	45	58	58	58	58	58	62	73	86	94	99
State and local	1,646	1,908	1,996	1,945	1,931	2,095	2,143	2,101	2,056	2,009	1,989	1,962	1,922

General government	2,259	2,349	2,394	2,463	2,635	2,839	2,918	2,934	2,926	3,005	3,185	3,398	3,630
National	420	408	394	417	492	568	580	538	486	480	521	581	648
State and local	1,839	1,941	2,001	2,047	2,143	2,271	2,338	2,396	2,441	2,525	2,664	2,817	2,982

Change in inventories	370	455	366	270	290	292	102	-238	-490	-429	-120	153	371

Gross state expenditure	56,409	57,750	58,469	58,992	60,100	61,342	61,600	60,941	59,936	59,505	59,865	60,339	60,781

Exports of goods and services	17,991	18,299	18,313	18,409	18,700	18,810	18,488	18,025	17,962	18,448	19,004	19,262	19,219

Overseas	11,413	11,520	11,487	11,639	11,982	12,221	12,128	12,030	12,121	12,228	12,252	12,249	12,226
Goods	8,885	8,899	8,787	8,872	9,189	9,393	9,295	9,221	9,342	9,511	9,590	9,619	9,632
Services	2,528	2,621	2,700	2,766	2,792	2,828	2,833	2,809	2,779	2,716	2,662	2,630	2,594

Interstate	6,578	6,779	6,826	6,770	6,718	6,589	6,360	5,995	5,841	6,220	6,752	7,013	6,993
Goods	4,873	5,116	5,114	5,072	5,149	5,166	4,944	4,614	4,521	4,909	5,342	5,524	5,464
Selected services	1,705	1,663	1,712	1,698	1,569	1,423	1,416	1,381	1,320	1,311	1,410	1,489	1,529

less Imports of goods and services	19,359	20,199	20,698	21,155	21,921	22,848	22,861	21,705	20,176	19,571	20,047	20,493	20,458

less Overseas	9,193	9,487	9,730	10,170	10,829	11,370	11,245	10,551	9,872	9,703	10,117	10,675	11,236
less Goods	7,059	7,268	7,412	7,707	8,178	8,613	8,548	8,012	7,465	7,304	7,621	8,060	8,484
less Services	2,134	2,219	2,319	2,463	2,651	2,757	2,697	2,540	2,408	2,399	2,496	2,615	2,752

less Interstate	10,167	10,711	10,967	10,985	11,092	11,478	11,615	11,154	10,304	9,868	9,930	9,818	9,222
less Goods	9,151	9,684	9,971	10,049	10,183	10,562	10,707	10,287	9,499	9,082	9,084	8,924	8,312
less Selected services	1,015	1,027	996	936	909	916	908	867	804	785	846	893	911

Statistical discrepancy (E)	-77	-71	49	109	29	-60	-115	-248	-532	-879	-1,014	-980	-886

Gross state product	54,964	55,780	56,133	56,354	56,908	57,244	57,112	57,012	57,190	57,503	57,807	58,127	58,656

(a)	Chain volume measure reference year 2007-08
(b)	In March quarter 2007, there was a trend break due to the Commonwealth Government’s privatisation of Telstra and users should interpret the trend estimates around this period with caution.

TABLE 1

DOMESTIC PRODUCTION ACCOUNT - QUEENSLAND	TABLE 2
(Trend, chain volume measure (a) , quarterly percentage change, %)

	Change from last quarter
	2006-07		2007-08				2008-09				2009-10
	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar

Final consumption expenditure	1.1	1.5	1.5	1.1	0.8	0.5	0.4	0.3	0.1	0.2	0.6	0.9	1.0

Households	1.1	1.7	1.5	1.0	0.6	0.3	0.2	0.3	0.1	0.1	0.5	0.8	0.9

General government	0.9	0.8	1.4	1.7	1.7	1.4	1.2	0.6	0.0	0.3	1.1	1.3	1.3
National	1.8	1.2	0.9	0.9	0.9	0.9	0.3	-0.5	-1.3	-0.1	2.1	2.6	2.5
State and local	0.4	0.6	1.7	2.1	2.1	1.6	1.6	1.1	0.6	0.5	0.7	0.7	0.7

Private gross fixed capital formation (b)	4.8	2.7	0.8	1.0	3.9	4.1	1.0	-2.5	-4.4	-3.8	-2.4	-2.3	-2.5

Dwellings	2.4	-1.7	-3.4	-0.8	4.6	4.0	-2.0	-8.7	-10.4	-4.0	4.0	3.8	3.6
New and used	1.3	-1.6	-2.2	1.0	6.5	3.9	-3.0	-9.3	-10.3	-5.2	0.0	-0.8	-0.4
Alterations and additions	3.6	-1.8	-4.7	-3.0	2.3	4.1	-0.6	-7.8	-10.5	-2.7	8.8	9.0	7.6

Business Investment (b)	6.2	4.8	2.9	2.6	5.2	6.3	3.8	0.5	-3.2	-5.6	-6.5	-6.1	-6.4
Non-dwelling construction (b)	5.4	2.5	0.7	1.7	5.7	7.8	5.2	2.4	-1.6	-4.2	-4.6	-3.7	-3.0
Machinery and equipment (b)	6.9	7.0	4.9	3.3	4.8	5.0	2.5	-1.2	-4.6	-7.0	-8.3	-8.6	-10.0

Livestock and orchards	-5.3	-0.6	1.1	1.7	3.3	3.7	3.1	2.5	1.4	1.9	2.3	2.3	2.2
Intellectual property products	4.0	3.2	2.0	2.6	3.0	2.7	1.4	0.0	0.6	3.7	5.0	4.5	3.5
Ownership transfer costs	7.3	6.2	0.6	-4.9	-8.4	-13.5	-15.0	-8.3	6.8	11.7	5.0	-0.4	-2.0

Public gross fixed capital formation (b)	11.4	7.8	2.9	0.7	3.5	7.9	2.5	-0.5	-0.9	0.8	3.4	3.7	3.6

Public corporations (b)	17.7	12.7	4.1	-1.9	-0.7	8.2	2.2	-1.9	-1.9	-1.7	-0.3	-0.9	-1.7
Commonwealth (b)	-41.3	-43.6	-15.1	28.9	0.0	0.0	0.0	0.0	6.9	17.7	17.8	9.3	5.3
State and local	24.9	15.9	4.6	-2.6	-0.7	8.5	2.3	-2.0	-2.1	-2.3	-1.0	-1.4	-2.0

General government	7.0	4.0	1.9	2.9	7.0	7.7	2.8	0.5	-0.3	2.7	6.0	6.7	6.8
National	0.0	-2.9	-3.4	5.8	18.0	15.4	2.1	-7.2	-9.7	-1.2	8.5	11.5	11.5
State and local	8.7	5.5	3.1	2.3	4.7	6.0	3.0	2.5	1.9	3.4	5.5	5.7	5.9

Gross state expenditure	3.2	2.4	1.2	0.9	1.9	2.1	0.4	-1.1	-1.6	-0.7	0.6	0.8	0.7

Exports of goods and services	3.5	1.7	0.1	0.5	1.6	0.6	-1.7	-2.5	-0.3	2.7	3.0	1.4	-0.2

Overseas	3.0	0.9	-0.3	1.3	2.9	2.0	-0.8	-0.8	0.8	0.9	0.2	0.0	-0.2
Goods	2.9	0.2	-1.3	1.0	3.6	2.2	-1.0	-0.8	1.3	1.8	0.8	0.3	0.1
Services	3.2	3.7	3.0	2.4	0.9	1.3	0.2	-0.8	-1.1	-2.3	-2.0	-1.2	-1.4

Interstate	4.5	3.1	0.7	-0.8	-0.8	-1.9	-3.5	-5.7	-2.6	6.5	8.6	3.9	-0.3
Goods	5.9	5.0	0.0	-0.8	1.5	0.3	-4.3	-6.7	-2.0	8.6	8.8	3.4	-1.1
Selected services	0.8	-2.5	2.9	-0.8	-7.6	-9.3	-0.5	-2.5	-4.4	-0.7	7.6	5.6	2.7

less Imports of goods and services	6.3	4.3	2.5	2.2	3.6	4.2	0.1	-5.1	-7.0	-3.0	2.4	2.2	-0.2

less Overseas	4.5	3.2	2.6	4.5	6.5	5.0	-1.1	-6.2	-6.4	-1.7	4.3	5.5	5.3
less Goods	4.6	3.0	2.0	4.0	6.1	5.3	-0.8	-6.3	-6.8	-2.2	4.3	5.8	5.3
less Services	4.0	4.0	4.5	6.2	7.6	4.0	-2.2	-5.8	-5.2	-0.4	4.0	4.8	5.2

less Interstate	8.1	5.4	2.4	0.2	1.0	3.5	1.2	-4.0	-7.6	-4.2	0.6	-1.1	-6.1
less Goods	8.8	5.8	3.0	0.8	1.3	3.7	1.4	-3.9	-7.7	-4.4	0.0	-1.8	-6.9
less Selected services	2.0	1.2	-3.0	-6.0	-2.9	0.8	-0.9	-4.5	-7.3	-2.4	7.8	5.6	2.0

Gross state product	2.0	1.5	0.6	0.4	1.0	0.6	-0.2	-0.2	0.3	0.5	0.5	0.6	0.9

(a)	Chain volume measure reference year 2007-08
(b)	In March quarter 2007, there was a trend break due to the Commonwealth Government’s privatisation of Telstra and users should interpret the trend estimates around this period with caution.

TABLE 2

DOMESTIC PRODUCTION ACCOUNT - QUEENSLAND	TABLE 3
(Trend, chain volume measure (a) , quarterly contribution to growth, % points)

	Contributions to growth from last quarter
	2006-07		2007-08				2008-09				2009-10
	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar

Final consumption expenditure	0.7	1.0	1.0	0.8	0.6	0.4	0.3	0.2	0.0	0.1	0.4	0.6	0.7

Households	0.6	0.9	0.8	0.5	0.3	0.1	0.1	0.1	0.0	0.1	0.3	0.4	0.5

General government	0.1	0.1	0.2	0.3	0.3	0.2	0.2	0.1	0.0	0.0	0.2	0.2	0.2
National	0.1	0.1	0.0	0.0	0.0	0.0	0.0	0.0	-0.1	0.0	0.1	0.1	0.1
State and local	0.0	0.1	0.2	0.2	0.2	0.2	0.2	0.1	0.1	0.1	0.1	0.1	0.1

Private gross fixed capital formation (b)	1.3	0.7	0.2	0.3	1.1	1.2	0.3	-0.7	-1.3	-1.1	-0.6	-0.6	-0.6

Dwellings	0.2	-0.2	-0.3	-0.1	0.4	0.3	-0.2	-0.7	-0.8	-0.3	0.3	0.3	0.3
New and used	0.1	-0.1	-0.1	0.0	0.3	0.2	-0.1	-0.4	-0.4	-0.2	0.0	0.0	0.0
Alterations and additions	0.1	-0.1	-0.2	-0.1	0.1	0.1	0.0	-0.3	-0.4	-0.1	0.3	0.3	0.3

Business Investment (b)	0.9	0.7	0.4	0.4	0.8	1.0	0.7	0.1	-0.6	-1.0	-1.1	-0.9	-0.9
Non-dwelling construction (b)	0.4	0.2	0.1	0.1	0.4	0.6	0.4	0.2	-0.1	-0.4	-0.4	-0.3	-0.2
Machinery and equipment (b)	0.5	0.5	0.4	0.3	0.4	0.5	0.2	-0.1	-0.4	-0.6	-0.7	-0.7	-0.7

Livestock and orchards	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Intellectual property products	0.1	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.1	0.1	0.1	0.1
Ownership transfer costs	0.1	0.1	0.0	-0.1	-0.2	-0.3	-0.2	-0.1	0.1	0.2	0.1	0.0	0.0

Public gross fixed capital formation (b)	0.8	0.6	0.2	0.1	0.3	0.6	0.2	0.0	-0.1	0.1	0.3	0.3	0.3

Public corporations (b)	0.5	0.4	0.1	-0.1	0.0	0.3	0.1	-0.1	-0.1	-0.1	0.0	0.0	-0.1
Commonwealth (b)	-0.1	-0.1	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
State and local	0.6	0.5	0.2	-0.1	0.0	0.3	0.1	-0.1	-0.1	-0.1	0.0	0.0	-0.1

General government	0.3	0.2	0.1	0.1	0.3	0.4	0.1	0.0	0.0	0.1	0.3	0.4	0.4
National	0.0	0.0	0.0	0.0	0.1	0.1	0.0	-0.1	-0.1	0.0	0.1	0.1	0.1
State and local	0.3	0.2	0.1	0.1	0.2	0.2	0.1	0.1	0.1	0.1	0.2	0.3	0.3

Change in inventories	0.5	0.2	-0.2	-0.2	0.0	0.0	-0.3	-0.6	-0.4	0.1	0.5	0.5	0.4

Gross state expenditure	3.2	2.4	1.3	0.9	2.0	2.2	0.5	-1.2	-1.8	-0.8	0.6	0.8	0.8

Exports of goods and services	1.1	0.6	0.0	0.2	0.5	0.2	-0.6	-0.8	-0.1	0.8	1.0	0.4	-0.1

Overseas	0.6	0.2	-0.1	0.3	0.6	0.4	-0.2	-0.2	0.2	0.2	0.0	0.0	0.0
Goods	0.5	0.0	-0.2	0.2	0.6	0.4	-0.2	-0.1	0.2	0.3	0.1	0.1	0.0
Services	0.1	0.2	0.1	0.1	0.0	0.1	0.0	0.0	-0.1	-0.1	-0.1	-0.1	-0.1

Interstate	0.5	0.4	0.1	-0.1	-0.1	-0.2	-0.4	-0.6	-0.3	0.7	0.9	0.5	0.0
Goods	0.5	0.4	0.0	-0.1	0.1	0.0	-0.4	-0.6	-0.2	0.7	0.8	0.3	-0.1
Selected services	0.0	-0.1	0.1	0.0	-0.2	-0.3	0.0	-0.1	-0.1	0.0	0.2	0.1	0.1

less Imports of goods and services	2.1	1.5	0.9	0.8	1.4	1.6	0.0	-2.0	-2.7	-1.1	0.8	0.8	-0.1

less Overseas	0.7	0.5	0.4	0.8	1.2	1.0	-0.2	-1.2	-1.2	-0.3	0.7	1.0	1.0
less Goods	0.6	0.4	0.3	0.5	0.8	0.8	-0.1	-0.9	-1.0	-0.3	0.6	0.8	0.7
less Services	0.2	0.2	0.2	0.3	0.3	0.2	-0.1	-0.3	-0.2	0.0	0.2	0.2	0.2

less Interstate	1.4	1.0	0.5	0.0	0.2	0.7	0.2	-0.8	-1.5	-0.8	0.1	-0.2	-1.0
less Goods	1.4	1.0	0.5	0.1	0.2	0.7	0.3	-0.7	-1.4	-0.7	0.0	-0.3	-1.1
less Selected services	0.0	0.0	-0.1	-0.1	0.0	0.0	0.0	-0.1	-0.1	0.0	0.1	0.1	0.0
	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Statistical discrepancy (E)	-0.2	0.0	0.2	0.1	-0.1	-0.2	-0.1	-0.2	-0.5	-0.6	-0.2	0.1	0.2

Gross state product	2.0	1.5	0.6	0.4	1.0	0.6	-0.2	-0.2	0.3	0.5	0.5	0.6	0.9

(a)	Chain volume measure reference year 2007-08
(b)	In March quarter 2007, there was a trend break due to the Commonwealth Government’s privatisation of Telstra and users should interpret the trend estimates around this period with caution.

TABLE 3

DOMESTIC PRODUCTION ACCOUNT - QUEENSLAND	TABLE 4
(Trend, chain volume measure (a) , annual percentage change, %)

	Change from same quarter last year
	2006-07		2007-08				2008-09				2009-10
	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar

Final consumption expenditure	2.9	3.8	4.9	5.3	5.1	4.1	3.0	2.1	1.4	1.0	1.2	1.8	2.7

Households	2.3	3.7	5.1	5.4	4.8	3.4	2.0	1.2	0.7	0.6	0.9	1.4	2.3

General government	4.8	4.4	4.4	4.9	5.8	6.4	6.2	5.1	3.3	2.2	2.1	2.8	4.0
National	8.2	8.2	6.9	5.0	4.0	3.7	3.1	1.7	-0.6	-1.6	0.1	3.2	7.2
State and local	3.2	2.6	3.3	4.9	6.7	7.7	7.7	6.7	5.1	3.9	3.0	2.6	2.7

Private gross fixed capital formation (b)	12.7	13.5	12.4	9.4	8.5	10.0	10.2	6.4	-2.0	-9.4	-12.5	-12.3	-10.6

Dwellings	13.2	10.1	2.1	-3.5	-1.4	4.3	5.8	-2.6	-16.5	-23.0	-18.3	-7.2	7.3
New and used	8.5	6.3	1.1	-1.5	3.5	9.3	8.4	-2.8	-18.1	-25.2	-22.9	-15.6	-6.4
Alterations and additions	19.1	14.9	3.3	-6.0	-7.2	-1.6	2.7	-2.4	-14.6	-20.2	-12.6	3.3	24.2

Business Investment (b)	13.8	16.2	18.5	17.5	16.4	18.1	19.0	16.6	7.4	-4.7	-14.1	-19.8	-22.5
Non-dwelling construction (b)	19.3	18.1	15.1	10.6	10.9	16.7	22.0	22.9	14.4	1.7	-7.8	-13.3	-14.6
Machinery and equipment (b)	9.1	14.7	21.6	23.9	21.4	19.3	16.6	11.4	1.5	-10.2	-19.7	-25.7	-29.9

Livestock and orchards	-32.7	-26.1	-14.7	-3.2	5.6	10.1	12.2	13.1	11.1	9.2	8.4	8.2	9.0
Intellectual property products	18.7	17.3	14.5	12.4	11.2	10.6	9.9	7.2	4.6	5.7	9.5	14.4	17.8
Ownership transfer costs	10.7	15.3	16.8	9.0	-7.0	-24.2	-35.9	-38.2	-27.9	-6.9	14.9	24.7	14.4

Public gross fixed capital formation (b)	24.7	29.9	32.3	24.5	15.7	15.9	15.4	14.0	9.1	1.9	2.7	7.1	12.0

Public corporations (b)	28.3	39.4	47.6	35.5	14.3	9.8	7.8	7.8	6.5	-3.3	-5.7	-4.8	-4.6
Commonwealth (b)	-60.2	-78.7	-80.0	-63.8	-38.3	9.4	28.9	0.0	6.9	25.9	48.3	62.1	59.7
State and local	47.1	64.8	72.4	47.6	17.3	9.8	7.4	8.0	6.5	-4.1	-7.2	-6.6	-6.5

General government	22.0	23.0	21.6	16.7	16.6	20.9	21.9	19.1	11.0	5.8	9.2	15.8	24.1
National	7.1	3.3	-2.7	-0.7	17.1	39.2	47.2	29.0	-1.2	-15.5	-10.2	8.0	33.3
State and local	26.0	28.2	27.9	21.0	16.5	17.0	16.8	17.0	13.9	11.2	13.9	17.6	22.2

Gross state expenditure	7.4	9.1	9.5	7.9	6.5	6.2	5.4	3.3	-0.3	-3.0	-2.8	-1.0	1.4

Exports of goods and services	5.0	7.2	7.6	5.9	3.9	2.8	1.0	-2.1	-3.9	-1.9	2.8	6.9	7.0

Overseas	4.7	6.2	5.9	5.0	5.0	6.1	5.6	3.4	1.2	0.1	1.0	1.8	0.9
Goods	2.9	4.5	4.1	2.8	3.4	5.6	5.8	3.9	1.7	1.3	3.2	4.3	3.1
Services	11.5	12.3	12.5	12.9	10.4	7.9	4.9	1.6	-0.5	-4.0	-6.0	-6.4	-6.7

Interstate	5.6	9.0	10.6	7.6	2.1	-2.8	-6.8	-11.4	-13.1	-5.6	6.2	17.0	19.7
Goods	4.1	8.8	12.4	10.2	5.7	1.0	-3.3	-9.0	-12.2	-5.0	8.1	19.7	20.9
Selected services	9.9	9.3	5.5	0.4	-8.0	-14.4	-17.3	-18.7	-15.9	-7.9	-0.4	7.8	15.8

less Imports of goods and services	7.6	12.5	17.0	16.2	13.2	13.1	10.5	2.6	-8.0	-14.3	-12.3	-5.6	1.4

less Overseas	9.7	12.6	14.3	15.6	17.8	19.8	15.6	3.7	-8.8	-14.7	-10.0	1.2	13.8
less Goods	9.1	12.1	13.6	14.2	15.9	18.5	15.3	4.0	-8.7	-15.2	-10.8	0.6	13.7
less Services	11.9	14.5	16.9	20.0	24.2	24.2	16.3	3.1	-9.2	-13.0	-7.5	3.0	14.3

less Interstate	5.7	12.3	19.4	16.8	9.1	7.2	5.9	1.5	-7.1	-14.0	-14.5	-12.0	-10.5
less Goods	6.5	14.2	22.0	19.5	11.3	9.1	7.4	2.4	-6.7	-14.0	-15.2	-13.2	-12.5
less Selected services	-0.5	-2.8	-2.3	-5.9	-10.4	-10.8	-8.8	-7.4	-11.6	-14.3	-6.8	3.0	13.3

Gross state product	6.3	7.0	6.2	4.6	3.5	2.6	1.7	1.2	0.5	0.5	1.2	2.0	2.6

(a)	Chain volume measure reference year 2007-08
(b)	In March quarter 2007, there was a trend break due to the Commonwealth Government’s privatisation of Telstra and users should interpret the trend estimates around this period with caution.

TABLE 4

DOMESTIC PRODUCTION ACCOUNT - QUEENSLAND	TABLE 5
(Trend, chain volume measure (a) , annual contribution to growth, % points)

	Contributions to growth from same quarter last year
	2006-07		2007-08				2008-09				2009-10
	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar

Final consumption expenditure	2.0	2.7	3.4	3.6	3.4	2.8	2.0	1.5	0.9	0.7	0.8	1.2	1.9

Households	1.2	2.0	2.7	2.8	2.5	1.7	1.0	0.7	0.4	0.3	0.5	0.8	1.2

General government	0.8	0.7	0.7	0.8	0.9	1.0	1.0	0.8	0.5	0.4	0.3	0.5	0.7
National	0.4	0.4	0.3	0.3	0.2	0.2	0.2	0.1	0.0	-0.1	0.0	0.2	0.4
State and local	0.3	0.3	0.4	0.5	0.7	0.8	0.8	0.7	0.6	0.4	0.3	0.3	0.3

Private gross fixed capital formation (b)	3.3	3.5	3.2	2.5	2.3	2.8	2.8	1.8	-0.6	-2.8	-3.7	-3.6	-3.0

Dwellings	1.1	0.8	0.2	-0.3	-0.1	0.4	0.5	-0.2	-1.4	-2.0	-1.5	-0.6	0.5
New and used	0.4	0.3	0.1	-0.1	0.2	0.4	0.4	-0.1	-0.8	-1.2	-1.1	-0.7	-0.2
Alterations and additions	0.7	0.5	0.1	-0.2	-0.3	-0.1	0.1	-0.1	-0.5	-0.8	-0.5	0.1	0.7

Business Investment (b)	1.9	2.3	2.6	2.5	2.4	2.7	3.0	2.6	1.2	-0.8	-2.6	-3.6	-4.0
Non-dwelling construction (b)	1.2	1.2	1.0	0.7	0.8	1.2	1.6	1.6	1.1	0.1	-0.7	-1.2	-1.3
Machinery and equipment (b)	0.7	1.1	1.6	1.7	1.6	1.6	1.4	1.0	0.1	-1.0	-1.9	-2.4	-2.7

Livestock and orchards	-0.2	-0.1	-0.1	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Intellectual property products	0.2	0.2	0.2	0.2	0.2	0.2	0.1	0.1	0.1	0.1	0.1	0.2	0.3
Ownership transfer costs	0.2	0.3	0.3	0.2	-0.1	-0.5	-0.8	-0.8	-0.5	-0.1	0.2	0.3	0.2

Public gross fixed capital formation (b)	1.5	1.9	2.0	1.6	1.1	1.2	1.2	1.1	0.7	0.2	0.2	0.6	1.1

Public corporations (b)	0.7	1.1	1.2	1.0	0.5	0.3	0.3	0.3	0.2	-0.1	-0.2	-0.2	-0.2
Commonwealth (b)	-0.3	-0.4	-0.3	-0.2	-0.1	0.0	0.0	0.0	0.0	0.0	0.0	0.1	0.1
State and local	1.0	1.4	1.6	1.2	0.5	0.3	0.3	0.3	0.2	-0.2	-0.3	-0.2	-0.2

General government	0.8	0.8	0.8	0.7	0.7	0.9	0.9	0.8	0.5	0.3	0.5	0.8	1.2
National	0.1	0.0	0.0	0.0	0.1	0.3	0.3	0.2	0.0	-0.2	-0.1	0.1	0.3
State and local	0.7	0.8	0.8	0.7	0.6	0.6	0.6	0.6	0.5	0.4	0.6	0.7	0.9

Change in inventories	0.7	1.2	0.9	0.3	-0.1	-0.3	-0.5	-0.9	-1.4	-1.3	-0.4	0.7	1.5

Gross state expenditure	7.5	9.3	9.6	8.0	6.7	6.4	5.6	3.5	-0.3	-3.2	-3.0	-1.1	1.5

Exports of goods and services	1.7	2.4	2.5	1.9	1.3	0.9	0.3	-0.7	-1.3	-0.6	0.9	2.2	2.2

Overseas	1.0	1.3	1.2	1.0	1.0	1.3	1.1	0.7	0.2	0.0	0.2	0.4	0.2
Goods	0.5	0.7	0.7	0.4	0.6	0.9	0.9	0.6	0.3	0.2	0.5	0.7	0.5
Services	0.5	0.6	0.6	0.6	0.5	0.4	0.2	0.1	0.0	-0.2	-0.3	-0.3	-0.3

Interstate	0.7	1.1	1.2	0.9	0.3	-0.3	-0.8	-1.4	-1.5	-0.6	0.7	1.8	2.0
Goods	0.4	0.8	1.1	0.9	0.5	0.1	-0.3	-0.8	-1.1	-0.4	0.7	1.6	1.6
Selected services	0.3	0.3	0.2	0.0	-0.2	-0.4	-0.5	-0.6	-0.4	-0.2	0.0	0.2	0.4

less Imports of goods and services	2.6	4.3	5.7	5.5	4.7	4.7	3.9	1.0	-3.1	-5.7	-4.9	-2.1	0.5

less Overseas	1.6	2.0	2.3	2.5	3.0	3.4	2.7	0.7	-1.7	-2.9	-2.0	0.2	2.4
less Goods	1.1	1.5	1.7	1.8	2.0	2.4	2.0	0.5	-1.3	-2.3	-1.6	0.1	1.8
less Services	0.4	0.5	0.6	0.8	0.9	1.0	0.7	0.1	-0.4	-0.6	-0.4	0.1	0.6

less Interstate	1.1	2.3	3.4	2.9	1.7	1.4	1.2	0.3	-1.4	-2.8	-3.0	-2.3	-1.9
less Goods	1.1	2.3	3.4	3.0	1.9	1.6	1.3	0.4	-1.2	-2.6	-2.8	-2.4	-2.1
less Selected services	0.0	-0.1	0.0	-0.1	-0.2	-0.2	-0.2	-0.1	-0.2	-0.2	-0.1	0.0	0.2

Statistical discrepancy (E)	-0.2	-0.4	-0.1	0.2	0.2	0.0	-0.3	-0.6	-1.0	-1.4	-1.6	-1.3	-0.6

Gross state product	6.3	7.0	6.2	4.6	3.5	2.6	1.7	1.2	0.5	0.5	1.2	2.0	2.6

(a)	Chain volume measure reference year 2007-08
(b)	In March quarter 2007, there was a trend break due to the Commonwealth Government’s privatisation of Telstra and users should interpret the trend estimates around this period with caution.

TABLE 5

Explanatory Notes

Overview

The Queensland State Accounts are compiled in accordance with the international standards contained in the System of National Accounts 2008 (SNA08).

Readers interested in more detailed information on the changes to national and state accounts are referred to the Australian Bureau of Statistics (ABS) Australian National Accounts: Concepts, Sources and Methods, 2000 (ABS 5216.0) and the following ABS information papers:

•	Australian National Accounts, Introduction of Chain Volume and Price Indexes, Sep 1997 (ABS 5248.0); and

•	Product changes to Australian System of National Accounts following revisions to international standards, 2009 (ABS 5204.0.55.005).

The broad structure of the Queensland State Accounts is that of a social accounting matrix comprising two regions: Queensland and the Rest of Australia. This enables the appropriate comparison to be made of the performance of Queensland with respect to the performance of the rest of the nation, rather than with Australia as a whole. This publication reports only on the domestic production accounts of these two regions.

The Queensland State Accounts are designed to allow consolidation of the two regions into the single region of Australia. The Australian National Accounts, produced by the ABS, form a clear national framework and set of estimates, with which the Queensland State Accounts is congruent.

The ABS also produces the Australian National Accounts, National Income, Expenditure and Product (ABS 5206.0). The Queensland State Accounts uses as much Queensland information contained in this ABS publication as is appropriate and relevant. However, since the purpose of the Queensland State Accounts is to measure the structure and performance of the Queensland economy as accurately and comprehensively as possible, it significantly extends the information contained in the Australian National Accounts, National Income, Expenditure and Product series. Since this extension is feasible in the case of a single State, especially one with the statistical resources of Queensland, the Queensland State Accounts is not necessarily bound to agree exactly with any ABS estimates. Nevertheless, the quality of the Australian National Accounts is such that the Queensland State Accounts estimates are generally and routinely benchmarked to them. In all cases, the ABS estimates are taken into strong initial consideration.

The major extension of the domestic production accounts in the Queensland State Accounts system is the addition of estimates of interstate trade in goods and trade in services. This enables the system to derive quarterly estimates of gross state product in volume terms. As well, this provides a more comprehensive understanding of Queensland’s overall trade performance, and replaces the more limited understanding provided by the common misperception of overseas State trade as total State trade.

Queensland State Accounts, March Quarter 2010

Methodology

The estimates in the Queensland State Accounts generally agree with those of the Australian Bureau of Statistics (ABS) Australian National Accounts, National Income, Expenditure and Product (ABS 5206.0) when available, except in cases where the Office of Economic and Statistical Research (OESR) has improved on, or corrected, ABS estimates. These corrections generally arise from data confrontation exercises which involve alternative sources of evidence or information, and which often involve the input of further primary information.

Chain Volume Measures

The chain volume measures appearing in this issue are annually re-weighted chained Laspeyres indexes referenced to the current price in a reference year, currently 2007-08. Chained Laspeyres volume measures are compiled by linking together (compounding) movements in volumes, calculated by using the average prices of the previous financial year, and applying the compounded movements to the current price estimates of the reference year. Quarterly chain volume estimates are benchmarked to annual chain volume estimates, so that the quarterly estimates for a financial year sum to the corresponding annual estimate.

Chain volume measures are not generally additive. They do not sum in total, in the way original current price components do. To minimise this impact, the ABS uses the year preceding the last full financial year as the reference year. This approach means that the chain volume measures are additive in the reference year (currently 2007-08) and the quarters following the reference year. However, the chain volume measures are not additive in the quarters preceding the reference year.

Compensation of employees

The OESR estimate of compensation of employees (COE) differs from that published by the ABS in Australian National Accounts: National Income, Expenditure and Product (ABS 5206.0). As reported in the September quarter 1994 issue of the Queensland State Accounts, the OESR is of the opinion that the compensation of employees (COE) series published in the ABS 5206.0 substantially under-recorded COE from the period commencing September quarter 1993. As a result, in the period starting with September quarter 1993 and ending December quarter 2001, the average of the quarterly movements in average weekly earnings, and survey of employment and earnings is combined with the number of wage and salary earners to derive the COE series published in the Queensland State Accounts.

From March 2002 onwards, the OESR COE series is extrapolated using the quarterly movements in the compensation of employees series published in ABS Australian National Accounts, National Income, Expenditure and Product (ABS 5206.0).

Gross operating surplus and gross mixed income

OESR uses indicators of activity to estimate Queensland’s share of the five components of Australia’s gross operating surplus and mixed income (GOS/MI). Since March quarter 2001, State data from the ABS publication Business Indicators: Australia (ABS 5276.0) has been used to estimate the share for private non-financial corporations. These estimates are benchmarked to the annual ABS estimates contained in Australian National Accounts, State Accounts (ABS 5220.0).

The OESR estimates of GOS/MI differ from that published by the ABS in Australian National Accounts, State Accounts, 2008-09 (ABS 5220.0) for 2008-09. This difference reflects the OESR using a different methodology to allocate the Australian estimates of industry GOS/MI between Queensland and the Rest of Australia.

Taxes less subsidies on production and imports

The quarterly Queensland State Accounts taxes less subsidies on production and imports (taxes) estimates are compiled using government finance statistics provided by the ABS to calculate State and local government taxes and estimates of Commonwealth taxes levied in Queensland.

Statistical discrepancy (I) and (E)

In line with the ABS practice, an explicit statistical discrepancy has been retained in the Queensland State Accounts. This discrepancy is allocated between the income and expenditure estimates to provide a unique measure of quarterly current gross state product. This is pro-rated from the national estimates to Queensland using gross state/domestic product.

Gross state product

The estimates of gross state product (GSP) are produced by summing the income components of gross state product: compensation of employees, gross operating surplus, gross mixed income, and taxes less subsidies on production and imports. Expenditure estimates of GSP comprise the summation of household and government consumption, capital formation, change in inventories and exports less imports. These are balanced against the income components of GSP (i.e. the income approach).

The method used to obtain chain volume estimates of GSP could be best described as ‘indirect’ as the only current price estimates of GSP available are obtained by aggregating the incomes accruing from production (i.e. the income approach). It is not possible to satisfactorily deflate such incomes to produce chain volume estimates because they do not comprise readily identifiable price and quantity elements. Consequently, the chain volume estimates of GSP are derived using the expenditure approach.

Household final consumption expenditure

The estimate of household final consumption expenditure is largely based on ABS estimates in Australian National Accounts, National Income, Expenditure and Product (ABS 5206.0) supplemented with data contained in Tourism Research Australia (TRA) National Visitor Survey and International Visitor Survey, and the ABS Balance of Payments and International Investment Position (ABS 5302.0).

Differences between the Australian National Accounts, National Income, Expenditure and Product (ABS 5206.0) and the Queensland State Accounts are due primarily to differences in the estimates of net interstate and overseas expenditure by visitors.

Queensland State Accounts, March Quarter 2010

General government final consumption expenditure

Estimates of these components are generally taken from the ABS estimates in the Australian National Accounts, National Income, Expenditure and Product (ABS 5206.0).

In some instances, particularly in the most recent quarters, there are differences between the Queensland State Accounts estimates of general government final consumption expenditure and those published by the ABS Australian National Accounts: National Income, Expenditure and Product (ABS 5206.0). In these cases, the OESR has incorporated additional information that has become available after the release of ABS estimates. No adjustments have been made for Australia.

In 1999-2000 the Queensland State Accounts current price estimate is different from the ABS by $1.1 billion due to different treatment of an abnormal return on QSuper trust assets.

Private gross fixed capital formation

This is formed by the addition of the components of private investment: dwellings, non-dwelling construction, machinery and equipment, livestock and orchards, intangible fixed assets and ownership transfer costs. Estimates of these components are generally taken from the ABS estimates in the Australian National Accounts, National Income, Expenditure and Product (ABS 5206.0).

Business investment

This is calculated by the addition of non-dwelling construction and machinery and equipment.

General government gross fixed capital formation

Estimates of general government investment, including Commonwealth and State and local general government investment, are generally taken from the ABS estimates in the Australian National Accounts, National Income, Expenditure and Product (ABS 5206.0).

In some instances, there are differences between the Queensland State Accounts estimates of general government final consumption expenditure and those published by the ABS Australian National Accounts: National Income, Expenditure and Product (ABS 5206.0). In these cases, the OESR has incorporated additional information that has become available after the release of ABS estimates. No adjustments have been made to Australia.

Public corporations gross fixed capital formation

Estimates of these components are generally taken from the ABS estimates in the Australian National Accounts, National Income, Expenditure and Product (ABS 5206.0). However, in some instances, there are differences between the Queensland State Accounts estimates of public corporations gross fixed capital formation and those published by the ABS Australian National Accounts: National Income, Expenditure and Product (ABS 5206.0). In these cases, the OESR has incorporated additional information that has become available after the release of ABS estimates. No adjustments have been made to Australia.

Changes in inventories

Estimates of these components are made by allocating the national inventory activity identified in the ABS estimates in the Australian National Accounts, National Income, Expenditure and Product (ABS 5206.0) to Queensland.

Gross state expenditure

The sum of household final consumption expenditure, general government final consumption expenditure, private gross fixed capital formation, public corporations gross fixed capital formation, general government gross fixed capital formation and change in inventories.

Exports of goods, overseas

Estimates are derived using data from ABS International Trade in Goods and Services (ABS 5368.0) at the two digit Standard International Trade Classification (SITC) level. The chain volume measure series is estimated using Queensland specific SITC implicit price deflators obtained from the ABS.

Exports of services, overseas

Estimates for Queensland are derived as a share from the ABS Balance of Payments and International Investment Position (ABS 5302.0). Data from the TRA International Visitor Survey and ABS Overseas Arrivals and Departures (ABS 3401.0) is also used.

Exports of goods, interstate

Estimated from the ABS Queensland Interstate Trade Survey in which interstate exports of goods are estimated by broad commodity group.

This Queensland Interstate Trade Survey was revised in June quarter 2008. The new survey was incorporated into the Queensland State Accounts in the September quarter 2008 edition, with series prior to June quarter 2008 re-estimated based on the differences in the levels of interstate exports between the old and the new surveys.

Exports of selected services, interstate

Exports of selected services are estimated using a combination of results from the TRA National Visitor Survey and the ABS Balance of Payments and International Investment Position (ABS 5302.0). Historical expenditure figures were derived using a combination of the above, Domestic Tourism Expenditure Surveys (1982, 1992), and Queensland Travel and Tourism Corporation’s Queensland Visitors Survey.

Imports of goods, overseas

The difference between the Queensland State Accounts estimates of Queensland imports of goods, overseas and those published by the ABS Australian National Accounts: National Income, Expenditure and Product (ABS 5206.0) are due to different treatment of civil aircraft imports. Estimates are derived on a Balance of Payments Broad Economic Category (BOP BEC) basis, using unpublished data from the ABS Balance of Payments and International Investment Position (ABS 5302.0). Chain volume measures are derived using Queensland specific BOP BEC implicit price deflators.

Queensland State Accounts, March Quarter 2010

Imports of services, overseas

This is estimated for Queensland by calculating the State’s share from the ABS Balance of Payments and International Investment Position (ABS 5302.0).

Imports of goods, interstate

Estimated from the ABS Queensland Interstate Trade Survey in which interstate imports of goods are estimated by broad commodity group.

This Queensland Interstate Trade Survey was revised in June quarter 2008. The new survey was incorporated into the Queensland State Accounts in the September quarter 2008 edition, with series prior to June quarter 2008 re-estimated based on the differences in the levels of interstate imports between the old and the new surveys.

Imports of selected services, interstate

Selected services are estimated using a combination of results from the TRA National Visitor Survey and the ABS Balance of Payments and International Investment Position (ABS 5302.0). Historical expenditure figures were derived using a combination of the above, Domestic Tourism Expenditure Surveys (1982, 1992), and Queensland Travel and Tourism Corporation’s Queensland Visitors Survey.

Expenditure on gross state product

The sum of gross state expenditure, the statistical discrepancy (E), exports of goods and services, less imports of goods and services.

Seasonally adjusted estimates

The seasonal component of a time series comprises three main types of systematic calendar related influences: seasonal influences, trading day influences and moving holiday influences. For more information on these influences see the ABS information paper An Introductory Course on Time Series Analysis (ABS 1346.0.55.001).

Seasonal adjustment removes the estimated effects of seasonal and other types of calendar variations from the statistical series, so that the effects of other influences can be analysed.

To produce smoothed seasonally adjusted estimates for the Queensland State Accounts, seasonal factors are obtained using the X-11Q procedure (developed by the U.S. Bureau of the Census). The X-11Q procedure uses an iterative system of moving averages and linear regression techniques to obtain seasonal and other systematic calendar effects.

For quarterly series, prior adjustments can be incorporated for moving holidays and trading day adjustments. However, in accordance with the methodology used by the ABS to adjust the Australian National Accounts, it was assumed that the trading day effects on quarterly Queensland State Accounts series are likely to be insignificant except in the case of private final consumption expenditure.

Separate current and chain volume measure seasonal factors are calculated for interstate and foreign imports and exports of tourism services, reflecting the seasonality in the implicit price deflators of these series.

Differences in the estimates and in assumptions and judgments made in the smoothing procedure will result in the seasonally adjusted estimates in the Queensland State Accounts being different to those produced and published by the ABS.

Trend estimates

Trend estimates may be produced by smoothing out the residual/irregular components of the seasonally adjusted series. The trend component is defined as the long term movement in a series and is typically a result of influences such as population growth, price inflation and general economic development.

Queensland State Accounts trend estimates are compiled by applying a seven term Henderson moving average, similar to that used by the ABS and outlined in the ABS information paper A Guide to Smoothing Time Series – Monitoring Trends (ABS 1349.0).

The Henderson procedure is a symmetric moving average that is centred on a point in time that is designed to minimise the distortion to trend level, turning point and timing. The Henderson method uses individually tailored end-weights to overcome the end-point problem (insufficient observations available for the calculation of the last three quarters of a series). These end-weights reflect the irregularity of the series being trended.

Differences in the estimates and in assumptions and judgments made in the filtering procedure will result in the trend estimates in the Queensland State Accounts being different to those produced and published by the ABS.

Queensland State Accounts, March Quarter 2010

Notes on formulae used (changes)

Last quarter

Change in a variable from one quarter to the next, e.g. the change from December quarter 2009 to March quarter 2010. This is only appropriate for seasonally adjusted and trend estimates. In the tables, this item is referred to as “quarterly percentage change”.

Same quarter last year

Change in a variable from one quarter to the same quarter in the following year, e.g. the change from March quarter 2009 to March quarter 2010. This provides a measure of annual change. In the tables, this item is referred to as “annual percentage change”.

Year-average

Change in a variable from one set of four continuous quarters to the same four quarters in the following year, e.g. the change from the sum of June quarter 2008, September quarter 2008, December quarter 2008 and March quarter 2009 to the sum or average of June quarter 2009, September quarter 2009, December quarter 2009 and March quarter 2010. This also provides a measure of annual change. This item is only contained in the summary tables.

Contribution to growth

The contribution of a component of an aggregate series to change in the aggregate from one period to another is given by the formula:

where Ci,t is the percentage point contribution to the change in the aggregate series from time period t-1 to time period t, caused by the change in the ith component of the aggregate series. Series calculated this way are referred to as “quarterly contribution to growth”.

It should be noted that contributions are also calculated for the change from time period t-4 to time period t. Series calculated this way are referred to as “annual contribution to growth”.

Glossary of Terms

These definitions have been constructed from the point of view of the Queensland State Accounts, rather than the Australian National Accounts; that is, they relate to the case of Queensland or to the Rest of Australia, rather than the nation as a whole.

Business investment

Defined as the gross fixed capital formation on machinery and equipment plus non-dwelling construction.

Chain volume measures

Chain volume measure (or real) estimates are valued in the price of a reference year and as a result are free of the direct effects of price changes. For example, estimates for March quarter 2010 are valued using 2007-08 prices.

Changes in inventories

Inventories consist of materials and supplies, work-in-progress, finished goods and goods for resale, and includes all inventories held by government.

Compensation of employees

Compensation of employees is the total remuneration, in cash or in kind, payable by an enterprise to an employee in return for work done by the latter during the accounting period. It is further classified into two sub-components: wages and salaries; and employers’ social contributions. Compensation of employees excludes any taxes payable by the employer on the wage and salary bill (e.g. payroll tax).

Current prices

Current price (or nominal) estimates are valued at the prices of the period to which the observation relates. For example, estimates for March quarter 2010 are valued using March quarter 2010 prices.

Dwellings

Dwellings are buildings that are used entirely or primarily as residences, including any associated structures, such as garages, and all permanent fixtures customarily installed in residences.

Exports of goods and services

Goods, commodities or services sold by residents (Queenslanders) to non-residents.

Exports of goods and services, interstate

Goods, commodities or services sold by residents (Queenslanders) to Rest of Australia residents.

Exports of goods and services, overseas

Goods, commodities or services sold by residents (Queenslanders) to overseas residents.

Queensland State Accounts, March Quarter 2010

Exports of goods, interstate

All transfers of ownership of goods from Queensland residents to Rest of Australia residents.

Exports of goods, overseas

All transfers of ownership of goods from Queensland residents to residents of overseas countries.

Exports of selected services, interstate

Sales of services provided by Queensland resident producers to Rest of Australia residents, including sales to Rest of Australia residents visiting Queensland.

Exports of services, overseas

Sales of services provided by Queensland resident producers to residents of overseas countries, including sales to overseas residents visiting Queensland.

General government

General government consists of all government units and non-market units that are controlled and predominantly financed by government. It mainly comprises Commonwealth, State and local government departments, offices and other bodies that are primarily engaged in production of goods and services outside the normal market mechanism. Statistics for this broad sector are broken down into two levels of government: National government; and State and local government.

General government final consumption expenditure

Net expenditure on goods and services by government authorities, except those classified as public corporations, which does not result in the creation of fixed assets or inventories or in the acquisition of land and existing buildings or second-hand assets. This can be thought of as investment by government departments.

General government gross fixed capital formation

Expenditure on new fixed assets plus net expenditure on second-hand fixed assets, whether for additions or replacements (other than weapons of destruction and weapon delivery systems).

Gross fixed capital formation

The value of acquisitions of new and existing produced assets, other than inventories, less the value of disposals of new or existing produced assets, other than inventories.

Gross mixed income

The surplus accruing to owners of unincorporated enterprises from the process of production (as defined for gross operating surplus).

Gross operating surplus

The surplus accruing to owners from processes of production before deducting any explicit or implicit interest charges, rent or other property income payable on financial assets required to carry on the production and before deducting consumption of fixed capital.

Gross state expenditure

The total expenditure within a given period by Queensland residents on final goods and services (i.e. final consumption plus capital formation).

Gross state product

The total market value of goods and services produced in Queensland within a given period after deducting the cost of goods and services used up in the process of production, but before deducting allowances for the consumption of fixed capital.

Total factor income

That part of the cost of producing the gross state product which consists of gross payments to factors of production (labour and capital). It represents the value added by these factors in the process or production, and is equivalent to gross state product less taxes plus subsidies on production and imports.

Household

A small group of persons who share the same living accommodation, who pool some, or all, of their income and wealth and who consume certain types of goods and services collectively, mainly housing and food.

The household sector includes all non-financial unincorporated enterprises that are owned and controlled by households and are not included in the private non-financial corporations sector.

Most business partnerships and sole proprietorships are included because their owners combine their business and personal affairs and do not keep separate accounts for their business operations and therefore do not qualify as quasi-corporations.

Household final consumption expenditure

Net expenditure on goods and services by persons and expenditure of a current nature by private non-profit institutions serving households.

Implicit price deflator

Obtained by dividing a current price value by its real (CVM) counterpart.

Imports of goods and services

Goods, commodities or services purchased by residents (Queenslanders) from non-residents (Rest of Australia and overseas countries).

Queensland State Accounts, March Quarter 2010

Imports of goods and services, interstate

The value of interstate (Rest of Australia) goods imported by Queensland residents and amounts payable to interstate (Rest of Australia) residents for the provision of services to Queensland residents.

Imports of goods and services, overseas

The value of overseas goods imported by Queensland residents and amounts payable to overseas residents for the provision of services to Queensland residents.

Imports of goods, interstate

All transfers of ownership of goods from interstate residents (Rest of Australia) to Queensland residents.

Imports of goods, overseas

All transfers of ownership of goods from residents of overseas countries to Queensland residents.

Imports of services, overseas

Sales of services provided by residents of overseas countries to Queensland residents including, sales to Queensland residents visiting overseas countries.

Imports of selected services, interstate

Sales of selected services provided by resident producers of other states to Queensland, including sales to Queensland residents visiting other states.

Nominal prices

See current prices.

Non-dwelling construction

Consists of non-residential buildings and other structures. ‘Non-residential buildings’ are buildings other than dwellings, including fixtures, facilities and equipment that are integral parts of the structures and costs of site clearance and preparations.

Private gross fixed capital formation

The total value of private sector producers’ acquisitions, less disposals of fixed assets during the accounting period plus certain additions to the value of non-produced assets realised by the production activity of institutional units. Expenditure is broken down into dwellings, non-dwelling construction, machinery and equipment, livestock and orchards, intangible fixed assets and ownership transfer costs.

Public corporations

Resident government controlled corporations and quasi-corporations that are created for the purpose of producing goods and services for the market and may be a source of profit or other financial gain to their owner(s).

Public corporations gross fixed capital formation

The value of new and existing produced assets, other than inventories, less the value of disposals of new and existing produced assets, other than inventories. This can be thought of as investment by government owned corporations.

Public final demand

Defined as the sum of general government final consumption expenditure, public corporations gross fixed capital formation and general government gross fixed capital formation.

Real prices

See chain volume measures.

Seasonal adjustment

Seasonal adjustment is the process of estimating and then removing from a time series influences that are systematic and calendar related, such as trading day effects and moving holidays.

Taxes less subsidies on production and imports

Taxes less subsidies on production and imports consists of ‘taxes less subsidies on products’ and ‘other’ taxes/subsidies on production. Taxes/subsidies on products are payable on goods and services when they are produced or sold by their producers and include taxes/subsidies and duties/subsidies on imports. Other taxes on production consist mainly of taxes on the ownership or use of land, building or other assets used in production, or labour employed or compensation of employees paid.

Trend

Trend estimates reflect the ‘long term’ movement in a time series without calendar related and irregular effects, and is a reflection of the underlying level. It is the result of influences such as population growth, price inflation and general economic changes.

QUEENSLAND

GOVERNMENT